Explanatory Note to Exhibit 10.61:

On March 9, 2005, Ms. Anita H. Colglazier, was appointed Vice President and Controller of the Company. Ms. Colglazier’s new base salary is $175,000 annually. She is eligible for a bonus award of up to 38% her annual base salary based upon Company performance and personal performance compared with agreed upon objectives and subjective measures. Ms. Colglazier no longer receives a Company furnished vehicle or auto allowance.

EXHIBIT 10.61

April 4, 2002

Ms. Anita Colglazier
697 Edgewood Dr.
Montgomery, TX 77356

Dear Anita:

This letter summarizes Hanover Compressor Company’s offer of employment to you to serve as the Company’s Director Financial Reporting based in Hanover’s corporate office in Houston, Texas. I am confident that your inclusion in Hanover’s management team will prove to be mutually rewarding and offer you the career opportunity that you seek.

The compensation for this position is as follows:

Base Salary:	$5,384.62 per pay period (26 pay periods per year).

Profit Sharing Opportunity:
25-40% of annual base salary to be paid annually based upon Company performance and personal performance compared with agreed upon objectives and subjective measures. Not withstanding the provisions described above, your minimum profit sharing payment for performance during 2002 will be $40,000.

Stock Option Program:
Upon your employment start date, the Company will grant to you non-qualified stock options to purchase 4,000 shares of Company common stock at a price per share equal to the NYSE closing market price that day.

Auto Allowance:	Either $500 per month or company furnished vehicle (TBD).

Vacation:	Three weeks per year.

Ms. Anita Colglazier
April 4, 2002

Up Front Bonus:	Upon commencement of employment, the Company shall make a one time payment to you of $25,000 before applicable tax representing a payment for a portion of the value of unvested Andarko stock grants.

Employment Agreement:	An agreement obligating the Company to make a severance payment to you equal to one times your annualized salary and bonus compensation in the event that you involuntarily terminate your employment with the Company within the first twelve months following a “Change of Control” of the Company. This agreement will not obligate the Company to make a severance payment to you in the event that you voluntarily terminate your employment with the Company without “Good Reason” or involuntarily terminate your employment with the Company due to your death, disability, or termination for “Cause”. The agreement will be paired with a non-competition agreement, which shall preclude you from employment in Hanover’s principal lines of business for a period one year after you terminate your employment with the Company employment and shall terminate the above-referenced severance payment to you in the event that you violate this non-compete agreement.

For purposes of this letter, voluntary termination of employment for “Good Reason” shall be defined as any situation in which your termination of employment with the Company (i) promptly follows a material reduction of your duties and responsibilities or a permanent change in your duties and responsibilities which are materially inconsistent with the type of duties and responsibilities then in effect, (ii) promptly follows a material reduction in your annual base salary (without regard to bonus compensation, if any), (iii) promptly follows a material reduction in your employee benefits (without regard to bonus compensation, if any) if such reduction results in you receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally or (iv) the Board otherwise determines that a voluntary termination by you is for “Good Reason” under the circumstances then prevailing.

Additionally, as a full time employee, you will also be eligible to participate in the various benefit programs offered by the Company. Pursuant to Company and ERISA guidelines, your eligibility for participating in the Company’s 401(k) plan will occur on the 1st of the month following six months of service with the Company.

Ms. Anita Colglazier
April 4, 2002

Anita, this offer is contingent upon providing Hanover with the required documentation to complete the INS I-9 Form and the successful completion of a drug screen. These activities, along with a full discussion of benefits and the related forms, can be accomplished by calling me or Errol Robinson, Director of Human Resources in the Hanover’s corporate office at 281/447-8787.

Again, we are extremely confident that if your decision is to accept this offer, it will prove to be mutually rewarding. Your inclusion in Hanover’s management group represents a significant addition to the Company. We look forward to your decision.

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

Sincerely,

/s/ JOHN E. JACKSON

John E. Jackson

cc: Erroll Robinson

Accepted:	/s/ ANITA COLGLAZIER	Date:	4/16/02

Anita Colglazier

Start Date:	April 22, 2002

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